Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to Reed’s, Inc. 2020 Equity Incentive Plan of our report dated March 18, 2020, relating to the financial statements of Reed’s, Inc. as of December 31, 2019 and 2018, and for the years then ended, which appear in Reed’s, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission on March 18, 2020, and as amended by Form 10-K/A filed April 8, 2020.

/s/Weinberg & Company, P.A.
Los Angeles, California
January 15, 2021